[BDO USA, LLP Letterhead]

May 9, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 2, 2013, filed by our former client, International Fuel Technology, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm, except to further note that our former client disclosed the existence of a material weakness in its Annual Report on Form 10-K for the year ended December 31, 2011.

Very truly yours,

/s/ BDO USA, LLP